Exhibit 3.1

ROSS MILLER Secretary of State 2045 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www. nvsos.gov

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Neveda	Document Number 20100642970-61
Filing Date and Time 08/27/2010 9:15 AM
Entity Number E0521652007-8
ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390) USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Verecloud, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III Capital Stock

1. Authorized Shares of Common Stock:  The aggregate number of shares of stock which the corporation shall have authority to issue is 200,000,000 shares of $.001 par value Common Stock.  The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Nevada Revised Statues.  The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation1 have voted in favor of the amendment is:       60.37%

4. Effective date of filing:  (optional )

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Michael P. Cookson
Signature of Officer Chief Exec. Officer & Secretary

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form mus be accompanied by appropriate fees.
Nevada Secretary of State Amend Profit-After
Revised 3-6-09